UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 31, 2009
IMARX THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33043	86-0974730

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

12277 134th NE, Suite 202
Redmond, WA	98052

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (425) 821-5501

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     As previously disclosed, ImaRx Therapeutics, Inc. (“ImaRx”) entered into an Asset Purchase Agreement with WA32609, Inc. (“WA32609”) dated June 15, 2009 (the “Agreement”) providing for the sale of substantially all of its assets to WA32609 for $500,000 (the “Asset Sale”). The Asset Sale required the approval of ImaRx’s stockholders. The required approval was obtained at a special meeting of the company’s stockholders held on August 31, 2009. The closing of the Asset Sale was completed on September 4, 2009. At the closing, WA32609 paid to ImaRx $400,000 of the total purchase price. The remaining $100,000 will be deposited into an escrow account to satisfy certain potential claims by WA32609 that may arise post-closing. Following expiration of an approximately five (5) month holdback period the remaining proceeds will be released from escrow and distributed to ImaRx.
     The transaction arose out of ImaRx’s efforts to seek out strategic alternatives for its clinical-stage SonoLysis program and other assets. The company will continue to evaluate other opportunities involving the company and its remaining assets.
     The ImaRx stockholders also approved an amendment to the company’s certificate of incorporation providing for a reverse stock split of the issued and outstanding shares of its common stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2009	IMARX THERAPEUTICS, INC.
	By:	/s/ Bradford A. Zakes
Bradford A. Zakes,
President and Chief Executive Officer